EXHIBIT 21.1

                         SUBSIDIARIES OF THE REGISTRANT

Superior Adjusting, Inc., a Florida corporation

Assurance Managing General Agents, Inc., a Florida corporation

Federated National Insurance Company, a Florida corporation

Federated Premium Finance, Inc., a Florida corporation

Federated Agency Group, Inc., a Florida corporation

LB VII, Inc., a Florida corporation

Oakland Park Insurance and Auto Tags, Inc., a Florida corporation

Sunrise-Nobhill Insurance and Auto Tags, Inc., a Florida corporation

Weston-Bonaventure Insurance Auto Tags, Inc., a Florida corporation

Florida State Discount Insurance and Auto Tags at Margate, Inc., a Florida corporation

Florida State Discount Insurance and Auto Tags at Coral Springs, Inc., a Florida corporation

RSPL, Inc., a Florida corporation

Florida State Discount Auto Title Loans, Inc., a Florida corporation